UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2015

CHERUBIM INTERESTS, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	333-150061	98-0585268
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

1304 Norwood Dr. Bedford Texas	76022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (844) 842-8872

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .   Written communications pursuant to Rule 425 under the Securities Act

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1. 01 Entry into a Material Definitive Agreement.

On November 18, 2015 (the “Closing Date”), Cherubim Interests, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA” filed as Exhibit 2.1) by and among the Company, and Blackbridge Capital, LLC, a Delaware limited liability company ("Blackbridge"), pursuant to which Blackbridge has agreed to purchase at the Company’s sole discretion, up to five million dollars ($5,000,000) of the Company's common stock (the “Shares”) to be sold at eighty five percent (85%) of the lowest two trading during the ten (10) trading days, commencing on the first day of trading following delivery and clearing of the Shares.

Contemporaneous therewith, the Company and Blackridge also entered into a Registration Rights Agreement, whereby the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Rights Agreement, the Company shall register the Shares pursuant to a registration statement on Form S-1 (the “Registration Statement”). The Registration Rights Agreement is attached hereto as Exhibit 2.2.

The Company also issued to Blackbridge a commitment fee, in the form of a Convertible Promissory Note in the principal amount of $125,000.00 (the “Note”) with a maturity date of May 18, 2016 and bearing interest thereon at a rate of 5% per annum. Blackbridge may convert this Note, into shares of common stock of the company at eighty seven and one half percent (87.5%) of the lowest trading price during the ten (10) trading day Valuation Period. The Note provides for liquidated damages of $500 in the event of a default. The Note is attached hereto as Exhibit 2.3.

The foregoing descriptions of the terms of the SPA, Registration Rights Agreement, and Note are qualified in their entirety by reference to the provisions of the SPA filed as Exhibit 2.1, Registration Rights Agreement filed as Exhibit 2.2, and the Note filed as Exhibit 2.3 to this Report, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1

Securities Purchase Agreement, dated November 18, 2015.

2.2

Registration Rights Agreement, dated November 18, 2015.

2.3

Promissory Note, dated November 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHERUBIM INTERESTS, INC.

Date: November 23, 2015
By: /s/ Patrick Johnson
Patrick Johnson
Chief Executive Officer